Exhibit 99.1

July 19, 2018

Board of Directors

ILG, Inc.

6262 Sunset Drive

Miami, FL 33143

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of Marriott Vacations Worldwide Corporation (File No. 333-225476), filed July 19, 2018 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated April 30, 2018 (“Opinion Letter”), as to the fairness from a financial point of view to the holders (other than Marriot Vacations Worldwide Corporation (“MVW”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of ILG, Inc. (the “Company”), of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 30, 2018, by and among MVW, the Company, Ignite Holdco, Inc., a wholly owned subsidiary of the Company (“Holdco”), Ignite Holdco Subsidiary, Inc., a wholly owned subsidiary of Holdco, Volt Merger Sub, Inc., a wholly owned subsidiary of MVW and Volt Merger Sub, LLC a wholly owned subsidiary of MVW.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. We understand that the Company has determined to include our opinion in the Joint Proxy Statement/Prospectus that forms a part of the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of ILG’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC,” “Risk Factors—The opinions obtained by ILG’s Board and MVW’s Board from their respective financial advisors do not and will not reflect changes in circumstances after the date of such opinions,” “The Combination Transactions—Background of the Combination Transactions,” “The Combination Transactions—ILG’s Reasons for the Combination Transactions; Recommendation of ILG’s Board,” “The Combination Transactions—Opinions of ILG’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC” and “The Combination Transactions—Certain ILG Financial Forecasts” and to the inclusion of the Opinion Letter as an Annex to the Joint Proxy Statement/Prospectus that forms a part of the Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)